Exhibit 99.1

Timberland Reports Third-Quarter 2010 Results

  Revenue $432.3 million, up 2.5% versus prior year or 5.2% excluding currency changes
  Diluted earnings per share $1.00, up 47% from prior year
  Global retail comparable store sales up 7.2% versus prior year

STRATHAM, N.H.--(BUSINESS WIRE)--November 4, 2010--The Timberland Company (NYSE: TBL) today reported third-quarter 2010 net income of $52.2 million and diluted earnings per share of $1.00. These results compare to third-quarter 2009 net income of $37.8 million and diluted earnings per share of $0.68.

Third-Quarter 2010 Results Summary:

  Revenue increased 2.5% to $432.3 million compared to the prior year period, reflecting growth across Europe and Asia, partially offset by a decline in North America. Foreign exchange rate changes decreased third-quarter 2010 revenue by approximately $11.4 million, or 2.7%.
  Europe revenue increased 5.0% to $204.1 million versus 2009 third-quarter levels, and increased 12.3% on a constant dollar basis. Growth in Scandinavia, distributor markets, and Germany was partially offset by unfavorable foreign exchange rates as well as declines in the Benelux region and Italy. North America revenue declined 3.6% to $181.5 million compared to the prior year period, impacted by decreased sales of wholesale footwear. Asia revenue increased 19.7% to $46.7 million compared to the prior year period, and increased 13.3% on a constant dollar basis. This increase was driven by continued expansion in China and Taiwan as well as favorable foreign exchange rates compared to the prior year period.
  Global footwear revenue was essentially flat at $319.8 million compared to the third quarter of 2009. Apparel and accessories revenue increased 11.1% to $106.4 million compared to the prior year period, due to increased sales of Timberland® brand apparel in Asia and SmartWool® accessories in North America. Royalty and other revenue declined 9.8% to $6.1 million compared to the prior year period.

  Global wholesale revenue was up 1.9% to $348.7 million compared to the prior year period, reflecting growth in Europe and Asia, partially offset by declines in North America. Worldwide consumer direct revenue increased 5.2% compared to the prior year period, driven by comparable store sales growth in all three regions and the net addition of 8 new retail stores since the third quarter of 2009. Global retail comparable store sales improved 7.2%. The Company had 225 stores, shops, and outlets worldwide at the end of the third quarter of 2010 compared to 217 at the end of the third quarter of 2009.
  Operating income for the third quarter of 2010 increased 13.8% to $66.5 million compared to operating income of $58.5 million in the prior year period. The improvement was driven by a significant improvement in gross margin across all regions due to fewer and more profitable closeout sales as well as favorable mix.
  In the third quarter of 2010, the effective tax rate was 27.6% compared to 38.2% in the third quarter of 2009.
  In connection with its stock buyback program, the Company repurchased approximately 1.7 million shares in the third quarter of 2010 at a cost of approximately $30.0 million.
  The Company ended the quarter with $108.8 million in cash and no debt. Accounts receivable was flat at $269.0 million compared to the prior year period. Inventory at quarter end was $239.8 million, up 18.9% versus 2009 third-quarter levels.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “We are pleased to report revenue growth and significant earnings improvement for the third quarter. Our 2010 financial results to date are a clear indication that our focused strategic investments to strengthen the Timberland® brand and business are paying off. We see concrete evidence across our portfolio from strong retail comps and continued wholesale growth to significant improvement in the sales of our outdoor and EarthkeepersTM collections, supported by our largest-ever marketing campaign, Nature Needs HeroesTM. We continue to position Timberland as a brand that engages consumers, demonstrates environmental leadership and delivers superior returns for our shareholders."

As previously announced, the Company will be hosting a conference call to discuss third-quarter results today at 8:25 AM Eastern Time. Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling 706.643.2916 and providing access code number 65649220. Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland®, Timberland PRO®, SmartWool®, Timberland Boot Company®, howies®, Mountain Athletics® and IPATH® brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. Timberland’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, Africa and the Middle East. More information about Timberland is available in its reports filed with the Securities and Exchange Commission (SEC).

Certain statements in this press release may be “forward-looking statements” within the meaning of the federal securities laws that are subject to material risks and uncertainties. These forward-looking statements are not guarantees of future financial performance or expected benefits. Many factors could affect our current expectations and our actual results, and could cause results to differ materially. Such factors include, but are not limited to: (i) Timberland’s ability to successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) Timberland’s ability to execute key strategic initiatives; (iii) Timberland’s ability to procure a majority of its products from independent manufacturers; (iv) changes in foreign exchange rates; (v) Timberland’s ability to obtain adequate materials at competitive prices; and (vi) other factors, including those detailed from time to time in Timberland’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings we make with the SEC. Timberland undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release includes discussion of constant dollar revenue change (which excludes the impact of changes in foreign currency exchange rates), which is a non-GAAP measure. As required by SEC rules, the Company has provided reconciliations of this measure on attached tables that follow its financial statements. Additional required information regarding this non-GAAP measure is located in the Form 8-K furnished to the SEC on November 4, 2010.

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands)

	October 1, 2010	December 31, 2009	October 2, 2009
Assets
Current assets
Cash and equivalents	$108,815	$289,839	$112,851
Accounts receivable, net	268,985	149,178	270,272
Inventory, net	239,805	158,541	201,733
Prepaid expense	30,917	32,863	32,919
Prepaid income taxes	27,822	11,793	18,287
Deferred income taxes	27,551	26,769	23,512
Derivative assets	120	1,354	839
Total current assets	704,015	670,337	660,413

Property, plant and equipment, net	64,985	69,820	70,664
Deferred income taxes	17,070	14,903	13,825
Goodwill and intangible assets, net	74,841	89,885	90,301
Other assets, net	13,546	14,962	15,161

Total assets	$874,457	$859,907	$850,364

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$101,874	$79,911	$89,681
Accrued expense and other current liabilities	130,201	125,500	118,734
Income taxes payable	29,683	21,959	18,224
Deferred income taxes	-	48	-
Derivative liabilities	4,308	389	3,994
Total current liabilities	266,066	227,807	230,633

Other long-term liabilities	34,680	36,483	36,146

Stockholders’ equity	573,711	595,617	583,585

Total liabilities and stockholders’ equity	$874,457	$859,907	$850,364

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)

	For the Quarter Ended		For the Nine Months Ended
	October 1, 2010	October 2, 2009	October 1, 2010	October 2, 2009
Revenue	$432,344	$421,766	$938,340	$898,116
Cost of goods sold	225,775	227,254	480,280	491,407

Gross profit	206,569	194,512	458,060	406,709

Operating expense
Selling	106,637	107,314	285,457	284,609
General and administrative	33,397	28,805	89,738	81,118
Impairment of goodwill	-	-	5,395	-
Impairment of intangible asset	-	-	7,854	925
Gain on termination of licensing agreements	-	-	(3,000)	-
Restructuring	-	(88)	-	(209)
Total operating expense	140,034	136,031	385,444	366,443

Operating income	66,535	58,481	72,616	40,266

Other income/(expense), net
Interest, net	(49)	(11)	(109)	490
Other, net	5,603	2,626	5,739	3,629
Total other income/(expense), net	5,554	2,615	5,630	4,119

Income before income taxes	72,089	61,096	78,246	44,385

Income tax provision	19,894	23,339	23,756	9,995

Net income	$52,195	$37,757	$54,490	$34,390

Earnings per share
Basic	$1.01	$0.68	$1.03	$0.61
Diluted	$1.00	$0.68	$1.02	$0.61
Weighted-average shares outstanding
Basic	51,892	55,744	53,098	56,385
Diluted	52,225	55,908	53,531	56,692

THE TIMBERLAND COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	For the Nine Months Ended
	October 1, 2010	October 2, 2009
Cash flows from operating activities:
Net income	$54,490	$34,390
Adjustments to reconcile net income to net cash used by operating activities:
Deferred income taxes	(2,819)	5,041
Share-based compensation	5,913	4,163
Depreciation and amortization	19,179	21,582
Provision for losses on accounts receivable	3,392	4,180
Impairment of goodwill	5,395	-
Impairment of intangible assets	7,854	925
Tax expense from share-based compensation, net of excess benefit	(520)	(1,804)
Unrealized loss on derivatives	1,008	554
Other non-cash (credits)/charges, net	(55)	930
Increase/(decrease) in cash from changes in operating assets and liabilities, net of the effect of business combinations:
Accounts receivable	(123,993)	(103,264)
Inventory	(80,146)	(18,891)
Prepaid expense and other assets	3,205	1,265
Accounts payable	21,872	(8,099)
Accrued expense	1,994	5,263
Prepaid income taxes	(16,028)	(1,600)
Income taxes payable	5,573	(7,208)
Other liabilities	(221)	(175)
Net cash used by operating activities	(93,907)	(62,748)

Cash flows from investing activities:
Acquisition of business and purchase price adjustments, net of cash acquired	-	(1,554)
Additions to property, plant and equipment	(11,318)	(11,078)
Other	(209)	(601)
Net cash used by investing activities	(11,527)	(13,233)

Cash flows from financing activities:
Common stock repurchases	(73,734)	(29,285)
Issuance of common stock	2,621	1,373
Excess tax benefit from stock option and employee stock purchase plans	609	136
Other	(909)	(1,248)
Net cash used by financing activities	(71,413)	(29,024)

Effect of exchange rate changes on cash and equivalents	(4,177)	667

Net decrease in cash and equivalents	(181,024)	(104,338)
Cash and equivalents at beginning of period	289,839	217,189
Cash and equivalents at end of period	$108,815	$112,851

THE TIMBERLAND COMPANY
REVENUE ANALYSIS
(Amounts in Thousands, Unaudited)

	For the Quarter Ended			For the Nine Months Ended
	October 1, 2010	October 2, 2009	Change	October 1, 2010	October 2, 2009	Change

Revenue by Segment:
North America	$181,501	$188,247	-3.6%	$395,354	$394,419	0.2%
Europe	204,154	194,511	5.0%	422,534	399,869	5.7%
Asia	46,689	39,008	19.7%	120,452	103,828	16.0%
Total Revenue	$432,344	$421,766	2.5%	$938,340	$898,116	4.5%

Revenue by Product:
Footwear	$319,766	$319,145	0.2%	$676,916	$657,739	2.9%
Apparel and Accessories	106,450	95,824	11.1%	244,208	221,729	10.1%
Royalty and Other	6,128	6,797	-9.8%	17,216	18,648	-7.7%

Revenue by Channel:
Wholesale	$348,678	$342,231	1.9%	$698,097	$669,273	4.3%
Consumer Direct	83,666	79,535	5.2%	240,243	228,843	5.0%

Comparable Store Sales:
U.S. Retail	3.7%	-14.6%		1.0%	-11.1%
Global Retail	7.2%	-6.6%		3.8%	-3.6%

THE TIMBERLAND COMPANY
RECONCILIATION OF TOTAL COMPANY,
NORTH AMERICA, EUROPE AND ASIA REVENUE CHANGES
TO CONSTANT DOLLAR REVENUE CHANGES
(Amounts in Thousands, Unaudited)

Total Company Revenue Reconciliation:
	For the Quarter Ended		For the Nine Months Ended
	October 1, 2010		October 1, 2010
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$10,578	2.5%	$40,224	4.5%
Decrease due to foreign exchange rate changes	(11,397)	-2.7%	(1,731)	-0.2%
Revenue increase in constant dollars	$21,975	5.2%	$41,955	4.7%

North America Revenue Reconciliation:
	For the Quarter Ended		For the Nine Months Ended
	October 1, 2010		October 1, 2010
	$ Change	% Change	$ Change	% Change
Revenue (decrease)/increase (GAAP)	($6,746)	-3.6%	$935	0.2%
Increase due to foreign exchange rate changes	426	0.2%	1,606	0.4%
Revenue decrease in constant dollars	($7,172)	-3.8%	($671)	-0.2%

Europe Revenue Reconciliation:
	For the Quarter Ended		For the Nine Months Ended
	October 1, 2010		October 1, 2010
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$9,643	5.0%	$22,665	5.7%
Decrease due to foreign exchange rate changes	(14,315)	-7.3%	(8,751)	-2.2%
Revenue increase in constant dollars	$23,958	12.3%	$31,416	7.9%

Asia Revenue Reconciliation:
	For the Quarter Ended		For the Nine Months Ended
	October 1, 2010		October 1, 2010
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$7,681	19.7%	$16,624	16.0%
Increase due to foreign exchange rate changes	2,492	6.4%	5,412	5.2%
Revenue increase in constant dollars	$5,189	13.3%	$11,212	10.8%

Constant dollar revenue changes, which exclude the impact of changes in foreign exchange rates, are not Generally Accepted Accounting Principle (“GAAP”) performance measures. We calculate constant dollar revenue changes by recalculating current year revenue using the prior year’s exchange rates and comparing it to prior year revenue reported on a GAAP basis. We provide constant dollar revenue changes for Total Company, North America, Europe, and Asia revenues because we use the measures to understand the underlying results and trends of the business segments excluding the impact of exchange rate changes that are not under management’s direct control. We have a foreign exchange rate risk management program intended to minimize both the positive and negative effects of currency fluctuations on our reported consolidated results of operations, financial position and cash flows. The actions taken by us to mitigate foreign exchange risk are reflected in cost of goods sold and other, net.

CONTACT:
The Timberland Company
Kaitlyn Bruder, 603-773-1655
Investor Relations